Exhibit 99.1

AeroGrow Reports Results for Quarter Ended December 31, 2009

•	Revenue of $7.9 million for the quarter
•	Company nears breakeven EBITDA for the quarter

Boulder, CO – February 17, 2010 - AeroGrow International, Inc. (OTCBB:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended December 31, 2009.

For the quarter ended December 31, 2009, AeroGrow reported net revenue of $7.9 million, down 28% from the quarter ended December 31, 2008. The Company also reported a net loss for the quarter of $0.7 million, or -$0.06 per share, down from a net loss of $4.4 million, or -$0.35 per share, last year in the same period.

Despite lower sales than in the same quarter last year, the Company did achieve a near-breakeven EBIDTA of approximately-$180,000, a bottom line EBITDA improvement of $3.6 million dollars.  This turnaround is the result of the cost-cutting and other profitability measures taken by the Company in the last 12 months, and continuing, as it reduced staff related to its retail operations.
“I believe that we are right-sized for the first time with a much reduced management structure, down from seven executives to three, excluding myself,” said Jack Walker, Chairman and CEO of AeroGrow.  “My role is to drive a turnaround by shifting our focus to a direct-to-consumer business model, but retaining profitable retail outlets.  While the near-breakeven at an EBITDA level in the quarter was pleasing, it is still not satisfactory and we have a long road ahead with a business plan that requires additional capital and an improved balance sheet.

“To achieve this we have retained an investment bank to help us raise new capital.  For too long, AeroGrow has struggled with inadequate funds to run the business.  This lack of funding has taken, and is continuing to take a toll with operating inefficiencies and inventory shortages adversely impacting our revenue and our bottom line performance.  Our staff has demonstrated their loyalty and hard work during a stressful period and my commitment to them, our shareholders and myself is to alleviate that stress by putting the company on a sounder financial footing.
“We have a great product and with the appropriate capital in hand I believe that we can implement the plan announced in January when I became Chief Executive Officer.”

The Company has previously announced that it is consciously shifting focus to its direct response business as the risks and costs of supporting broad-based retail distribution have made achieving profitability difficult.  This focus on increasing the profitability of sales, even at the expense of top-line growth, is of primary importance as the Company continues to work to build a sustainable, profitable business.

The quarter ended December 31, 2009, is AeroGrow's third quarter of the fiscal year. The following table sets forth, as a percentage of sales, our unaudited quarterly financial results for the three months ended December 31, 2009, and the three months ended December 31, 2008:

	Three Months Ended December 31,
	2009	2008
Revenue
Product sales - retail, net	46.0%	51.1%
Product sales - direct to consumer, net	52.4%	44.2%
Product sales – international	1.6%	4.7%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	60.9%	68.6%
Research and development	4.0%	6.4%
Sales and marketing	29.8%	42.7%
General and administrative	10.9%	18.5%
Total operating expenses	105.6%	136.2%
Profit/(loss) from operations	-5.6%	-36.2%

Summary Results of Operations – Three Months Ended December 31, 2009

For the three months ended December 31, 2009, sales totaled $7,939,248, a 27.9% decrease from the same period in the prior year.  The decline in sales principally reflected a 35.1% reduction in sales to retailers, caused in part by more conservative product, procurement, and inventory management strategies being executed by major retail chains during the current year period, as well as the continuing effects of the recession, which adversely affected the levels of consumer spending on discretionary products.  In addition, we experienced a decline in the number of retail storefronts carrying our products, from more than 9,000 at December 31, 2008 to approximately 4,600 at December 31, 2009, reflecting a shift in stocking strategy by many retail chains to focus inventory investment on more traditional consumer product categories.  Our direct-to-consumer sales also declined, by 14.5% from the prior year, reflecting a 41.7% reduction in the amount of revenue-generating media spending during the period.  Overall, the effectiveness of our media improved, however, as we generated $3.41 of revenue for every dollar of revenue-generating media spent in the 2009 period, as compared to $2.32 of revenue per media dollar in 2008.  The decline in revenue was primarily reflected in sales of AeroGardens which declined by 34.8% from the prior year.  Recurring revenue from seed kit and accessories declined more modestly, by 2.1%, and increased as a percent of total revenue to 28.7% for the three months ended December 31, 2009, up from 21.1% in the prior year period.

Gross margin for the three months ended December 31, 2009 was 39.2%, as compared to 31.4% for the year earlier period.  The increase reflected a shift in revenue mix toward the higher margin direct-to-consumer channel, and toward higher margin seed kit and accessory sales.  In addition, the increase reflected a comparison to the prior year period in which we recognized approximately $1.8 million in reserves for potential markdowns and returns by our retailer customers.  These reserves reduced our net sales without impacting our cost of revenue, thereby causing a decrease in our gross margin in the prior year period.  Operating expenses other than cost of revenue were reduced $3,893,965, or 52.3%, from the prior year reflecting cost saving initiatives, reduction in media spending, and staffing reductions.

Our loss from operations totaled $443,016 for the three months ended December 31, 2009, as compared to a loss of $3,993,279 in the prior year period.  The decreased loss principally reflected the impact of the higher gross margin, combined with the significant decrease in operating expenses other than cost of revenue.

The net loss for the three months ended December 31, 2009 was $710,667 as compared to a net loss of $4,402,222 in the same period a year earlier.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months ended December 31,
	2009	2008
Revenue	(Unaudited)
Product sales	$7,939,248	$11,010,885

Operating expenses
Cost of revenue	4,830,387	7,558,322
Research and development	318,046	703,133
Sales and marketing	2,369,726	4,704,912
General and administrative	864,105	2,037,797
Total operating expenses	8,382,264	15,004,164

(Loss) from operations	(443,016)	(3,993,279)

Other (income) expense, net
Interest (income)	(94)	(939)
Interest expense	259,864	409,882
Other (income)	7,881	-
Total other (income) expense, net	267,651	408,943

Net (loss)	$(710,667)	$(4,402,222)

Net (loss) per share, basic and diluted	$(0.06)	$(0.35)

Weighted average number of common shares outstanding, basic and diluted	12,398,249	12,546,780

	Nine Months ended December 31,
	2009	2008
Revenue
Product sales	$14,204,890	$31,585,896

Operating expenses
Cost of revenue	8,970,748	19,271,470
Research and development	610,598	1,845,326
Sales and marketing	4,777,624	11,030,524
General and administrative	3,719,147	5,458,622
Total operating expenses	18,078,117	37,605,942

(Loss) from operations	(3,873,227)	(6,020,046)

Other (income) expense, net
Interest (income)	(235)	(2,443)
Interest expense	644,618	783,598
Other (income)	(979,957)	-
Total other (income) expense, net	(335,574)	781,155

Net (loss)	$(3,537,653)	$(6,801,201)

Net (loss) per share, basic and diluted	$(0.28)	$(0.56)

Weighted average number of common shares outstanding, basic and diluted	12,618,432	12,250,693

CONDENSED BALANCE SHEETS

	December 31,	March 31,
	2009	2009
ASSETS	(Unaudited)
Current assets
Cash	$553,463	$332,698
Restricted cash	438,507	438,331
Accounts receivable, net of allowance for doubtful accounts of $211,824 and $1,423,508 at December 31, 2009 and March 31, 2009, respectively	2,768,121	2,278,052
Other receivables	164,905	332,059
Inventory	5,158,972	8,350,135
Prepaid expenses and other	489,924	565,454
Total current assets	9,573,892	12,296,729
Property and equipment, net of accumulated depreciation of $2,322,608 and $1,675,148 at December 31, 2009 and March 31, 2009, respectively	1,195,201	1,768,369
Other assets
Intangible assets, net of $5,898 and $3,515 of accumulated amortization at December 31, 2009 and March 31, 2009, respectively	268,476	231,590
Deposits	173,840	110,776
Deferred debt issuance costs, net of accumulated amortization of $420,356 and $243,937 at December 31, 2009 and March 31, 2009, respectively	112,806	201,726
Total other assets	555,122	544,092
Total assets	$11,324,215	$14,609,190

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Current portion - long-term debt	$4,052,697	$1,099,060
Current portion - long-term debt-related party	672,558	-
Accounts payable	3,874,286	8,338,559
Accrued expenses	1,413,497	2,318,670
Customer deposits	459,869	246,728
Deferred rent	44,901	57,283
Total current liabilities	10,517,808	12,060,300
Long-term debt, net of current portion	1,442,502	5,547,144
Long-term debt-related party, net of current portion	-	1,233,371
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 7,586 and -0- shares issued and outstanding at December 31, 2009 and March 31, 2009, respectively	8	-
Common stock, $.001 par value, 75,000,000 shares authorized, 12,398,249 and 13,342,877 shares issued and outstanding at December 31, 2009 and March 31, 2009, respectively	12,398	13,343
Additional paid-in capital	52,830,750	45,696,630
Accumulated (deficit)	(53,479,251)	(49,941,598)
Total stockholders' equity (deficit)	(636,095)	(4,231,625)

Total liabilities and stockholders' equity (deficit)	$11,324,215	$14,609,190

SALES BY CHANNEL
(Unaudited)

	Three Months Ended December 31,
Product Revenue	2009	2008
Retail, net	46.0%	51.1%
Direct to consumer, net	52.4%	44.2%
International	1.6%	4.7%
Total	100.0%	100.0%

	Three Months Ended December 31,
Product Revenue	2009	2008
Retail, net	$3,649,483	$5,621,688
Direct to consumer, net	4,159,984	4,867,808
International	129,781	521,389
Total	$7,939,248	$11,010,885

SALES BY PRODUCT CATEGORY
(Unaudited)

	Three Months Ended December 31,
	2009	2008
Product Revenue
AeroGardens	$5,662,031	$8,683,670
Seed kits and accessories	2,277,217	2,327,215
Total	$7,939,248	$11,010,885
% of Total Revenue
AeroGardens	71.3%	78.9%
Seed kits and accessories	28.7%	21.1%
Total	100.0%	100.0%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jack Walker, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.